4:

Proxy Voting Results

A special meeting of Fidelity Advisor Value Leaders Fund shareholders was held on May 16, 2007. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 5

To approve an amended management contract that includes adding a performance adjustment component to the management fee for Fidelity Advisor Value Leaders Fund and giving the Trustees the authority to change the fund's performance adjustment index going forward, without shareholder vote, subject to applicable law.

	# of Votes	% of Votes
Affirmative	38,960,236.61	76.714
Against	9,114,994.43	17.947
Abstain	2,711,252.32	5.339
TOTAL	50,786,483.36	100.000

Proxy Voting Results

A special meeting of Fidelity Advisor Global Capital Appreciation Fund shareholders was held on June 20, 2007. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 2

To approve an amended management contract that includes adding a performance adjustment component to the management fee for Fidelity Advisor Global Capital Appreciation Fund and giving the Trustees the authority to change the fund's performance adjustment index going forward, without shareholder vote, subject to applicable law.

	# of Votes	% of Votes
Affirmative	18,745,624.96	73.981
Against	3,491,395.81	13.779
Abstain	3,101,380.21	12.240
TOTAL	25,338,400.98	100.000

Proxy Voting Results

A special meeting of Fidelity Advisor International Capital Appreciation Fund shareholders was held on July 18, 2007. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 3

To approve an amended management contract that includes adding a performance adjustment component to the management fee for Fidelity Advisor International Capital Appreciation Fund and giving the Trustees the authority to change the fund's performance adjustment index going forward, without shareholder vote, subject to applicable law.

	# of Votes	% of Votes
Affirmative	166,226,982.26	73.015
Against	41,915,985.95	18.412
Abstain	19,517,457.32	8.573
TOTAL	227,660,425.53	100.000